Form C

Cover Page

Name of issuer:

KAILO Energy, Inc

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: UT

Date of organization: 1/12/2017

Physical address of issuer:

1172 West 700 North, Suite 300
Lindon UT 84042

Website of issuer:

http://www.kailoenergy.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

5.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

☐ Common Stock
☑ Preferred Stock
☐ Debt
☐ Other

If Other, describe the security offered:

Target number of securities to be offered:

600,000

Price:

$0.25000

Method for determining price:

Dividing pre-money valuation ($17,500,000) by number of shares outstanding on fully diluted basis.

Target offering amount:

$150,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,070,000.00

Deadline to reach the target offering amount:

11/14/2018

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

4

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$145,466.00	$0.00
Cash & Cash Equivalents:	$2,179.00	$0.00
Accounts Receivable:	$50.00	$0.00
Short-term Debt:	$60,228.00	$0.00
Long-term Debt:	$521,463.00	$0.00
Revenues/Sales:	$4,099.00	$0.00
Cost of Goods Sold:	$3,960.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($433,098.00)	$0.00

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

KAILO Energy, Inc

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Ryan Shepherd	President	KAILO Energy, Inc.	2017
Vaughn Cook	CEO	Global Unicorn Holdings, Inc.	2017
Hammad Shah	CEO Specialists on Call, Inc	Specialists On Call, Inc.	2017
Kevin Cook	Orthodontist	Smile Doctors	2018
Kami Howard	President/COO	Global Unicorn Holdings, Inc.	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
David Erikson	Chief Marketing Officer and Co-founder	2017
Karl Cain	Chief Revenue Officer and Co-founder	2017
Ryan Shepherd	President and Co-founder	2017
Vaughn Cook	CEO and Co-founder	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Global Unicorn Holdings, Inc.	58000000.0 Common	82.90000000000001

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

KAILO Energy, Inc. is a subsidiary of Global Unicorn Holdings, Inc. which provides legal and accounting and general management support. While this has been a strength to date, it is possible this ownership structure could present conflicts in the future as the parent determines the allocation of shared resources.

As an electrical hardware manufacturer, there is a risk of product defect or malfunction resulting in property damage or injury. This may result in increased risk to the company, damage of public reputation, and ultimately affect business operations.

Our hardware product is sourced in China and changes in governmental policies such as tariffs, quotas, etc. could impact our ability to meet demand. This risk is currently unmitigated but will be mitigated in the future by diversification of sourcing.

Due to shipping time from China, the lead time on our inventory is significant. This could result in insufficient product supply to meet demand and is likely to necessitate the stockpiling of significant inventory in local storage.

If sufficient capital is not raised, sufficient personnel, inventory, and marketing might not be procured to enable the company to succeed.

The company is dependent on two part-time officers, Vaughn Cook and Adam Ford. Their other obligations may result in diminished time being committed to the company and potentially impact company performance.

The company owes money in a promissory note. As of December 31, 2017, the company owed a total of $581,691 in related party transactions. The company is not prohibited from taking out more loans, and therefore, if the company increases its debt amount, its financial position could be harmed.

The company relies heavily on its technology and intellectual property, but the company may be unable to adequately or cost-effectively protect or enforce our intellectual property rights, thereby weakening our competitive position and increasing operating costs.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$150,000**

Use of Proceeds:

60% Inventory Acquisition

20% Overhead (salaries, travel, rent)

10% Marketing

5% Research and Development

5% Wefunder Intermediary fee

If we raise: **$1,070,000**

Use of Proceeds:

60% Inventory Acquisition

20% Overhead (salaries, travel, rent)

10% Marketing

5% Research and Development

5% Wefunder Intermediary fee

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

This is a priced round. KAILO Energy, Inc. is offering up to 4,280,000 shares of Preferred Stock at $0.25 per share. The pre-money valuation is $17,500,000.

The shares do not have voting rights.

Currently 100,000,000 shares of preferred stock have been authorized, and none have been issued.

Any changes to securities must be approved by the members holding a majority interest.

Preferred Stock holders will receive liquidation preference over Common Stock holders.

See the subscription agreement for further details: Appendix B, Investor Contracts.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

The terms of the Preferred stock may only be modified in accordance with Utah General Corporation Law.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common	400,000,000	70,000,000	Yes
Preferred	100,000,000	0	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	0
Options:	0

Describe any other rights:

One hundred million preferred shares are authorized by the company articles of incorporation, but none are outstanding. Only common shares have been issue. Voting rights of preferred stock have not been determined yet and will be determined in each individual offering. Shareholders of this offering will receive preferred stock and will not receive voting rights. Preferred share holders have liquidation preferences over common stock holders.

Dragalong rights:
A "Sale of the Company" shall mean either: (a) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company (a "Stock Sale") or (b) a transaction that qualifies as a Deemed Liquidation Event, as determined by the Company's board of directors. A "Deemed Liquidation Event" shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Company held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly--owned subsidiary immediately following such acquisition, its parent); (ii) a sale, exclusive license, transfer, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, exclusive license, transfer, lease other disposition is to a wholly--owned subsidiary of the Company; or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

This stock offering is preferred stock and may be diluted or qualified by the rights of any other class of security if more stock is issued in the future.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

No

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

In the future, we will perform valuations of our preferred stock that take into account factors such as the following:

- unrelated third party valuations of our preferred stock;
- the price at which we sell other securities, such as convertible debt or preferred stock, in light of the rights, preferences and privileges of our those securities relative to those of our preferred stock;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the lack of marketability of our preferred stock;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;

- industry trends and competitive environment;

- trends in consumer spending, including consumer confidence;

- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and

- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Global Unicorn Holdings, Inc
Issue date	02/22/17
Amount	$521,463.00
Outstanding principal plus interest	$521,463.00 as of 05/16/18
Interest rate	0.0% per annum
Maturity date	01/01/19
Current with payments	Yes

The unsecured promissory note from a related party (Global Unicorn Holdings, Inc, previously known as ZYTO Corp),accrues no interest and is due on or before January 1, 2019. Upon default the note bears interest at 2% per month from maturity until paid.

Loan

Loan

Lender	Michael Kevin Cook and Kathryn Elizabeth Cook
Issue date	01/02/18
Amount	$250,000.00
Outstanding principal plus interest	$250,000.00 as of 05/18/18
Interest rate	0.0% per annum
Maturity date	01/03/21
Current with payments	Yes

The note accrues no interest and is due on or before January 3, 2021. Upon default the note bears interest at 2% per month from maturity until paid.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
		No exempt offerings.		

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Global Unicorn Holdings, Inc
Amount Invested	$521,463.00
Transaction type	Loan
Issue date	02/22/17
Outstanding principal plus interest	$521,463.00 as of 05/01/18
Interest rate	0.0% per annum
Maturity date	01/01/19
Outstanding	Yes
Current with payments	Yes
Relationship	Parent company

The unsecured promissory note from a related party (Global Unicorn Holdings, Inc, previously known as ZYTO Corp),accrues no interest and is due on or before January 1, 2019. Upon default the note bears interest at 2% per month from maturity until paid.

Name	Michael Kevin Cook and Kathryn Elizabeth Cook
Amount Invested	$250,000.00
Transaction type	Loan
Issue date	01/02/18
Outstanding principal plus interest	$250,000.00 as of 05/01/18
Interest rate	0.0% per annum
Maturity date	01/03/21
Outstanding	Yes
Current with payments	Yes
Relationship	Kailo Energy Board Member

The note accrues no interest and is due on or before January 3, 2021. Upon default the note bears interest at 2% per month from maturity until paid.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We solve the energy storage problem for emergency residential and recreational power needs. How do you keep the lights on after the sun sets and your solar stop generating? The KAILO PowerBox.

Our products provide the peace of mind of knowing there will be electrical power after a natural disaster or other failures of utility grids--even after the sun sets and solar panels cease to generate.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

KAILO Energy, Inc was incorporated in the State of Utah in January 2017.

Since then, we have:

- Product is in production.
- Contracts with dozens of distributors in place.
- Distributors are paying us for exclusive geographic sales rights.
- Management team previously rolled out a similar product throughout Africa.
- KAILO Energy, Inc. is a subsidiary of Global Unicorn Holdings, Inc. (formerly known as Zyto, CORP) which provides legal and accounting and general management support. The entirety of this offering will be going towards KAILO Energy, Inc.

Historical Results of Operations

Our company was organized in January 2017 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $4,099. Our gross margin was 3.39%.
- *Assets.* As of December 31, 2017, the Company had total assets of $145,466, including $2,179 in cash.
- *Net Loss.* The Company has had net losses of $433,098 for 2017.
- *Liabilities.* The Company's liabilties totaled $581,691 for 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $771,463 in debt.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 12 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 12 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

KAILO Energy, Inc cash in hand is $140,000, as of April 2018. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $35,000/month, for an average burn rate of $35,000 per month. Our intent is to be profitable in 5 months.

The $4,099 of revenue generated in 2017 came from the sale of a few prototype battery units the company built while in the R&D process.

There have been no adverse material changes or trends since our last financials at end of 2017. We have completed our research and development cycle and our first significant order of inventory has been placed and is expected to be received in May of 2018.

Upon delivery of product to distributors, we will collect exclusive territorial rights payments, expected to be in excess of $100,000 during the first half of 2018. In addition, with product delivery in May of 2018 we hope that sales will begin with cash flow resulting (although we cannot guarantee it). We expect our expenses to go up as the company becomes operational. We again hope, although cannot guarantee, that this will lead to Kailo generating enough revenue to cover it's costs by the end of Q3 of 2018. The company already has solar installers who have signed agreements to pay Kailo, so that as soon as they are able to create inventory they may be able to generate revenue. If this raise isn't successful the company will look for other investors from VCs in the alternative energy space, as well as rely on contributed capital from the parent company. If the company raises less than $500,000 through Wefunder they will search for other investors from VC.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:
   A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
   B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
   C. engaging in savings association or credit union activities?☐ Yes ☑ No
ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.kailoenergy.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

KAILO Energy, Inc Subscription Agreement

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

David Erikson
Hammad Shah
Kami Howard
Karl Cain
Kevin Cook
Ryan Shepherd
Vaughn Cook

Appendix E: Supporting Documents


KAILO

INVEST IN KAILO ENERGY, INC.

KAILO Energy keeps your essentials powered even when the power's out.

$0
raised of $150K goal

$100 min INVEST
by Wefunder Portal LLC

Priced Round
$17.5M pre-money valuation | **$0.25**/share
If you invest, you're betting KAILO Energy, Inc. will be worth more than $17.5M in the future.

> *Kailo Energy manufactures and sells affordable, home-integrated battery storage systems through a distributor network. With increased power outages and natural disasters, consumers are looking for energy control, storage and peace of mind if the power goes out. The Kailo PowerBox not only keeps your essentials powered in an outage but also allows you to take that power with you for your portable recreational needs.*


Ryan Shepherd
PRESIDENT, KAILO ENERGY, INC.

OUR AMBITION

Our products provide the peace of mind of knowing there will be electrical power after a natural disaster or other failures of utility grids--even after the sun sets and solar panels cease to generate.

KEY FACTS

- Product is in production.
- Contracts with dozens of distributors in place.
- Distributors are paying us for exclusive geographic sales rights.
- Management team previously helped start Goal Zero (large international portable battery company) that sold to NRG Energy.
- Management team manufactured and sold thousands of Kailo pre-curser units throughout Africa.

DOCUMENTS

- Logo_Stnd_Horiz-High-Res.png
- PowerBox_and_Docking_Station.png
- KailoEnergy_PitchDeck.pdf

kailoenergy.com *from Salt Lake City Utah* TECH INFRASTRUCTURE HARDWARE B2B B2C ENERGY CLEAN TECH

Our Story - How we got here



Ryan Shepherd and partner, SolarCity, in Mali, Africa



Powering essentials with Solar+Battery in Africa



Batteries, Solar, and Inverters in Africa

We're entrepreneurs that have helped build multiple solar and battery storage companies in the US and Africa. We helped start Goal Zero, the largest portable battery manufacturer for the outdoors market. Soon after we helped start TIFIE Humanitarian which worked with Governments and NGO's to bring Goal Zero's battery and solar products to developing markets.

While running TIFIE for 6 years we noticed a need in these markets for a battery solution that was larger than most portable battery offerings at the time and also integrated into the home's wiring. When there were power outages in these markets (and they were frequent) people didn't want to haul out the portable battery and then run extension cords to it from lights and appliances. They just wanted their refrigerator, TV, and lights to stay on.

Seeing this need in the market we started a new company in Ghana that built home-integrated battery, inverter, and solar systems for the African market. Thousands of these systems were sold throughout Africa.

In January 2017 we decided to bring this solution to the US market. Based on the new market and research that we conducted we further innovated on the product for the US and created a battery solution that is integrated into the home through a fixed docking station but still allowed for portability.

The Kailo Energy PowerBox keeps your essentials powered when the power's out without the need to move appliances and run extension cords. The battery unit is also portable so you can use it camping, in your RV, cabin, tailgating, or any other on-the-go activity. It does all of this for about $3,000 installed.

Meet the Founders


KAILO

Ryan Shepherd
President
20 years product development and supply chain management, 9 years in the solar and energy sectors.


KAILO

David Erickson
CMO
18 years in Marketing, Branding, and Customer Experience Design. 8 years in Solar and Battery.



Karl Cain
CRO
20 years sales channel development. Grew multiple businesses and startups to $500 million in revenue



Vaughn Cook
Founder
Entrepreneur and Angel Investor for multiple companies in various industries.

Interview

– COLLAPSE ALL

WF: Who are your founders?

KE: Ryan Shepherd has over a decade experience in the solar and battery storage fields. Ryan helped start and grow Goal Zero which started the portable outdoor battery market. Goal Zero had an exit of over $100 million USD. David Erickson worked with Ryan Shepherd at Goal Zero and together they also designed and sold the pre-cursor product to the Kailo PowerBox throughout the African market. Karl Cain has built sales departments in various Fortune 500 companies generating 100's of millions in revenue. He also took the startup, Linux Networx, to over $500 million in revenue in a 6 year period. Together they have created KAILO Energy, Inc.

WF: How does your product compare with the Tesla Powerwall or other generators?

KE:

For decades fuel generators were the only real alternative to the grid. However, these were never widely adopted because of noise, fumes, weight, and overall inconvenience of use. No one wants to haul out their generator in the winter at night and run extension cords into their home to power a fridge and a lamp. Battery backup solutions overcome these issues and also allow for the storage of self-generated solar energy. Tesla, LG, Samsung, Mercedes, Nissan, and many others have recently jumped into the residential battery market because of its current growth. Though they are helping to build this industry their current solutions all suffer from a high price point, averaging $10,000+ per installation.

WF: How much power does the KAILO PowerBox provide?

KE: The average power outage in the US is about 4 hours. The PowerBox has been designed to keep your essentials powered (Refrigerator, some lights, TV, some power outlets) for this period of time. Individually it could power an average refrigerator for about 7 hours, 5 LED lights for about 30 hours, a large TV for about 15 hours, a laptop computer for about 37 hours and a floor fan for about 21 hours.

WF: Does KAILO sell direct to consumers?

KE: No. Because our system must be wired into your home's electrical system, we currently sell only through distributors, often solar installation companies with electricians on site.

WF: What are your future business plans?

KE: In 2018 we are launching our channel partner distributor program, raising capital via this JOBS Act offering, opening an office in China to more closely oversee our product production, and launching a significant marketing campaign. In addition, we expect to develop a new software interface to manage energy communication in the home, and an international version of the product. In 2019, we expect to launch an upgraded version of the product that is even more modular and increases the battery and inverter capacities.

WF: What is the value of each distributor?

KE: The value of each distributor equals their distributor fees for becoming a Kailo reseller plus the unit price times the annual minimum unit commitment. We contract with our top tier distributors to purchase 300 units annually at an average wholesale price of $1,700 and we expect to collect an average in distributor fees of $25,000 from each distributor. This means we expect each distributor to represent approximately $535,000 in gross revenue to KAILO Energy, Inc. That is correct--they are paying us to sell the product (several such contracts are already in place). Our target for 2018 is to sign on 70 distributors over the course of the year which could result in over $12 million in revenue. Our contracts with these distributors are for 2 years. The 2019 value of these 70 distributors could be $37 million. We intend to more than double our distributors in 2019 increasing revenue further.

WF: What is the size of your market?

KE: There are over 9000 solar installation companies in the US alone. Over 1 million US homes have installed solar panels--none of which are able to generate electricity when the sun sets. Our product could be used in most of these homes. According to GTM Research/ESA U.S. Energy Storage Monitor, the domestic U.S. energy storage market will reach $2.5 billion by 2020 (only two years away) with significant continued growth trends thereafter.

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RISKS

1 KAILO Energy, Inc. is a subsidiary of Global Unicorn Holdings, Inc. which provides legal and accounting and general management support. While this has been a strength to date, it is possible this ownership structure could present conflicts in the future as the parent determines the allocation of shared resources.

2 As an electrical hardware manufacturer, there is a risk of product defect or malfunction resulting in property damage or injury. This may result in increased risk to the company, damage of public reputation

READ MORE RISKS

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, use of funds, and more.

THE FUNDING PORTAL

KAILO Energy, Inc. is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

$100 min INVEST

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